Exhibit 99.1

VWR Corporation Reports Strong Q3 2014 Results with
Net Sales of $1.11 Billion
RADNOR, PA, November 6, 2014 — VWR Corporation (NASDAQ: VWR), a leading, independent provider of laboratory supplies, equipment, and services to the global life science and general research industries, today reported its financial results for the third quarter ended September 30, 2014.
Third Quarter 2014 Highlights (changes from prior year period)

•	Reported net sales increased $59.2 million or 5.6% to $1.11 billion; organic growth was 4.1%

•	Adjusted EBITDA increased $5.7 million or 5.3% to $112.9 million; organic growth was 3.9%

•	Reported net income was $69.8 million; Adjusted Net Income increased $5.8 million or 20.1% to $34.7 million

•	Reported EPS was $0.97; Adjusted EPS increased $0.04 or 18.2% to $0.26 per share

•	Completed IPO in Q4 raising net proceeds of $578 million reducing pro forma Net Leverage to 4.6x

•	Introduced full year 2014 guidance for net sales in the range of $4.32 to $4.36 billion and Adjusted EBITDA in the range of $444 to $448 million

•	Full year Adjusted EPS is expected to be in the range of $1.14 to $1.18
“We are pleased to be reporting strong third quarter results, our first quarter as a public equity issuer following the successful completion of our initial public offering in early October. Our continued execution delivered record third quarter sales. I would like to thank the entire VWR team for contributing to these results,” said Manuel Brocke-Benz, VWR’s President and Chief Executive Officer.
“Organic net sales grew 3.4% in our Americas segment and 5.0% in EMEA-APAC. Among the highlights driving the growth were low single-digit price and volume growth supplemented by low double-digit growth in private label products and services revenue.
“Furthermore, on September 8, 2014, we acquired Klinipath BV and its affiliates, a distributor of equipment, consumables and reagents based in The Netherlands and Belgium. This acquisition augments our ability to expand our business with European healthcare customers.
“In summary, we are successfully executing our growth strategy,” concluded Mr. Brocke-Benz.
Third Quarter Consolidated 2014 Results
Net sales increased $59.2 million, or 5.6%, to $1.11 billion; excluding acquisitions and foreign currency translation effects, organic growth was 4.1%. Recent acquisitions caused net sales to increase by $16.2 million. Currency translation had a nominal impact on consolidated reported results. Comparable operating income increased $6.0 million, or 8.1%, to $80.3 million versus the prior year period. Adjusted Net Income increased $5.8 million, or 20.1%, to $34.7 million. For the third quarter of 2014, Adjusted EPS increased 18.2% to $0.26.
Adjusted EBITDA increased $5.7 million, or 5.3%, to $112.9 million. Recent acquisitions caused Adjusted EBITDA to increase by $1.3 million.
Third Quarter Segment Results
Americas
Net sales in our Americas segment increased $27.1 million, or 4.5%, to $635.5 million. Net sales grew 3.4% on an organic basis. Currency translation caused net sales to decrease by $2.8 million. Recent acquisitions caused net sales to increase by $9.5 million.
Comparable operating income in our Americas reportable segment increased $1.5 million, or 4.1%, to $38.4 million. Currency translation had a very minor impact on operating income. Recent acquisitions caused operating income to increase by $0.5 million.

EMEA-APAC
Net sales in our EMEA-APAC segment increased $32.1 million, or 7.2%, to $478.9 million. Net sales grew 5.0% on an organic basis. Currency translation caused net sales to increase by $2.9 million. Recent acquisitions caused net sales to increase by $6.7 million.
Comparable operating income in our EMEA-APAC segment increased $4.5 million, or 12.0%, to $41.9 million. Currency translation had an immaterial impact on operating income. Recent acquisitions caused operating income to increase by $0.4 million.
2014 Outlook
We are pleased with our year-to-date financial performance, reflecting solid growth in both the Americas and EMEA-APAC. We expect full year 2014 net sales in the range of $4.32 to $4.36 billion and Adjusted EBITDA in the range of $444 to $448 million. Full year Adjusted EPS is expected to be in the range of $1.14 to $1.18.
Our 2014 outlook assumes:

•	Current foreign exchange rates

•	Adjusted shares outstanding of 131.36 million

•	Annual effective tax rate of 35.8%

•	Includes the effects of acquisitions closed by end of Q3 2014

•	Earnings guidance excludes the impact of expenses associated with our new equity compensation program
Initial Public Offering
On October 7, 2014, we completed our initial public offering of common stock by issuing 25.5 million common shares at a price of $21.00 per share. After deducting underwriting discounts, commissions and other offering costs, the IPO resulted in net proceeds of approximately $502 million.
On October 31, 2014, the underwriters of our IPO exercised their option to purchase an additional 3.9 million shares of common stock at the public offering price of $21.00 per share, granted to them in connection with the IPO. The additional sale closed on November 5, 2014, resulting in net proceeds of approximately $76 million.
There are 131,358,700 common shares outstanding post IPO and at the date of this release. Net proceeds of $578 million from the IPO and the additional sale will be used to redeem all of the outstanding 10.75% senior subordinated notes due 2017 at a redemption price of 100.0% and to pay down revolving debt.
Balance Sheet & Cash Flow
As of September 30, 2014, the Company had cash and cash equivalents of $120.8 million. The Company’s Net Leverage ratio was 5.8x as of September 30, 2014, compared to 6.0x at June 30, 2014. At September 30, 2014, pro forma Net Leverage for the IPO and related transactions was 4.6x.
For the first nine months of 2014, net cash provided by operating activities was $87.2 million compared to $134.9 million of cash provided during the same period in 2013 reflecting higher business growth and working capital investments in the 2014 period. Capital expenditures in the first nine months of 2014 were $23.3 million as compared to $36.3 million in the same period in 2013. Free Cash Flow for the first nine months of 2014 was $63.9 million. During the first nine months of 2014, we completed two acquisitions with an aggregate purchase price of $32.4 million.
Conference Call
On Thursday, November 6, 2014, we filed our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, with the Securities and Exchange Commission.
As previously announced, VWR Corporation will hold a conference call tomorrow, November 7, 2014, to discuss its third quarter 2014 results at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. Callers will need to request to join the VWR Corporation third quarter 2014 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The conference ID number for both the live call and replay will be 13593801. The replay will be available until 11:59 p.m. ET on November 21, 2014.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit the Company's website at www.vwr.com.

Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EBITDA, Adjusted Net Income, comparable operating income, Adjusted EPS, Free Cash Flow and Net Leverage:

•
Adjusted EBITDA is our net income or loss adjusted for the following items: (i) interest expense, net of interest income, (ii) income tax provision or benefit, (iii) depreciation and amortization, (iv) net foreign currency remeasurement gains or losses relating to financing activities, (v) losses on extinguishment of debt, (vi) charges associated with restructurings and other cost reduction initiatives, (vii) charges associated with executive departures, (viii) impairment charges, (ix) share-based compensation expense and (x) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Adjusted Net Income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) charges associated with restructurings and other cost reduction initiatives, (v) charges associated with executive departures, (vi) impairment charges, (vii) share-based compensation expense and (viii) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income.

•
Comparable operating income is our operating income for the current period, excluding the portion attributable to changes in foreign currency exchange rates and recent acquisitions that was not present in the comparable period, and further adjusted by certain adjustments that cause operating income not to be comparable to the prior period including (i) impairment charges, (ii) gains on dispositions of businesses and (iii) restructuring charges.

•
Adjusted EPS is our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock.

•	Free Cash Flow is our net cash provided by operating activities, less capital expenditures; and

•
Net Leverage is calculated by taking (i) our debt and capital lease obligations, less our cash and cash equivalents and our compensating cash, and dividing it by (ii) our Adjusted EBITDA for the preceding twelve-month period (“LTM Adjusted EBITDA”)

Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.
About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, independent provider of laboratory products, services and solutions with worldwide sales in excess of $4.1 billion in 2013. VWR enables science in laboratory and production facilities in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR offers a well-established network that reaches thousands of specialized laboratories and facilities spanning the globe. VWR has more than 8,500 associates working to streamline the way scientists, medical professionals and production engineers stock and manage their businesses. In addition, VWR supports its customers by providing other value-added service offerings, research support, laboratory services and operations services.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in the prospectus for our initial public offering filed with the SEC on October 3, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this report. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.
Media Contact:
Valerie Collado
Phone: (484) 885-9338
Email: valerie_collado@vwr.com
Investor Contact:
855-834-9032
Email: IR@vwr.com

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$120.8	$135.6
Compensating cash balance	13.9	25.9
Trade accounts receivable, net of reserves of $13.2 and $14.8, respectively	616.4	585.6
Other receivables	47.7	68.5
Inventories	394.7	365.1
Other current assets	48.5	35.1
Total current assets	1,242.0	1,215.8
Property and equipment, net	235.4	247.6
Goodwill	1,857.7	1,926.5
Other intangible assets, net	1,613.5	1,724.5
Other assets	110.4	94.6
Total assets	$5,059.0	$5,209.0
Liabilities, Redeemable Equity and Stockholder Equity
Current liabilities:
Current portion of debt and capital lease obligations	$46.0	$71.0
Accounts payable	459.3	462.7
Other current liabilities	206.4	212.1
Total current liabilities	711.7	745.8
Debt and capital lease obligations, net of current portion	2,693.0	2,783.4
Deferred income taxes	465.6	446.1
Other liabilities	132.9	137.3
Total liabilities	4,003.2	4,112.6
Redeemable equity:
Redeemable convertible preferred stock, $0.01 par value; zero and 1.5 shares authorized, zero and 0.4 shares issued and outstanding, respectively	—	629.5
Redeemable equity units of parent	57.1	41.1
Total redeemable equity	57.1	670.6
Stockholder equity:
Common stock, $0.01 par value; 204.0 and 0.1 shares authorized, 102.0 and 0.1 shares issued and outstanding, respectively	1.0	—
Additional paid-in capital	1,328.4	723.9
Accumulated deficit	(196.8)	(300.6)
Accumulated other comprehensive (loss) income	(133.9)	2.5
Total stockholder equity	998.7	425.8
Total liabilities, redeemable equity and stockholder equity	$5,059.0	$5,209.0

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$1,114.4	$1,055.2	$3,273.7	$3,128.5
Cost of goods sold	803.9	757.0	2,339.3	2,237.2
Gross profit	310.5	298.2	934.4	891.3
Selling, general and administrative expenses	217.9	235.8	702.8	701.8
Operating income	92.6	62.4	231.6	189.5
Interest expense	(44.2)	(48.0)	(135.3)	(143.8)
Interest income	0.1	0.2	0.5	1.0
Other income (expense), net	62.3	(30.4)	67.5	(23.3)
Loss on extinguishment of debt	—	—	—	(2.0)
Income (loss) before income taxes	110.8	(15.8)	164.3	21.4
Income tax (provision) benefit	(41.0)	2.3	(60.5)	(16.4)
Net income (loss)	69.8	(13.5)	103.8	5.0
Accretion of dividends on redeemable convertible preferred stock	(4.4)	(12.1)	(29.4)	(35.6)
Net income (loss) applicable to common stockholders	$65.4	$(25.6)	$74.4	$(30.6)

Earnings (loss) per share—basic and diluted	$0.97	$(256.00)	$3.25	$(306.00)
Weighted average shares outstanding—basic and diluted	67.7	0.1	22.9	0.1

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$103.8	$5.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.6	96.6
Net unrealized translation (gain) loss	(70.2)	22.7
Share-based compensation expense related to VWR Holdings’ equity plan	0.5	0.5
Amortization of debt issuance costs	5.6	5.7
Deferred income tax provision (benefit)	20.2	(21.8)
Loss on extinguishment of debt	—	2.0
Other, net	2.5	3.2
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(54.9)	(4.6)
Inventories	(35.1)	(15.2)
Other current assets and other assets	(10.3)	2.6
Accounts payable	14.7	40.8
Other current liabilities and other liabilities	12.8	(2.6)
Net cash provided by operating activities	87.2	134.9
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(45.4)	(26.3)
Proceeds from disposition of business, net of cash disposed	13.0	—
Capital expenditures	(23.3)	(36.3)
Other investing activities	0.5	0.2
Net cash used in investing activities	(55.2)	(62.4)
Cash flows from financing activities:
Proceeds from debt	459.9	287.9
Repayment of debt	(484.9)	(338.0)
Net change in bank overdrafts	(16.3)	(221.7)
Net change in compensating cash balance	12.0	217.8
Capital contributions from VWR Holdings related to its equity plan	—	1.0
Repurchases of redeemable equity	(8.9)	(5.8)
Other financing activities	(1.1)	(2.3)
Net cash used in financing activities	(39.3)	(61.1)
Effect of exchange rate changes on cash	(7.5)	1.3
Net (decrease) increase in cash and cash equivalents	(14.8)	12.7
Cash and cash equivalents at beginning of period	135.6	139.8
Cash and cash equivalents at end of period	$120.8	$152.5
Supplemental disclosures of cash flow information:
Cash paid for interest	$138.8	$154.8
Cash paid for income taxes, net	26.9	26.4

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions, except per share data)

Reconciliations of Adjusted Net Income, Adjusted EBITDA and Adjusted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$69.8	$(13.5)	$103.8	$5.0
Pre-tax adjustments:
Amortization of acquired intangible assets	21.1	23.0	67.7	68.6
Net foreign currency remeasurement (gain) loss from financing activities	(62.3)	30.3	(67.5)	22.7
Charges for restructuring and other cost reduction initiatives	—	11.9	—	11.9
Impairment charges	—	—	11.3	—
Gain on disposition of business	(11.1)	—	(11.1)	—
Loss on extinguishment of debt	—	—	—	2.0
Charges associated with executive departures	—	—	—	2.2
Share-based compensation expense	0.1	0.2	0.5	0.5
Income tax provision (benefit) applicable to pre-tax adjustments	17.1	(23.0)	(1.3)	(37.4)
Adjusted Net Income	$34.7	$28.9	$103.4	$75.5
Interest expense, net of interest income	44.1	47.8	134.8	142.8
Depreciation expense	10.2	9.8	29.9	28.0
Income tax provision applicable to Adjusted Net Income	23.9	20.7	61.8	53.8
Adjusted EBITDA	$112.9	$107.2	$329.9	$300.1

Adjusted EPS	$0.26	$0.22	$0.79	$0.57

Weighted average shares outstanding—basic and diluted	67.7	0.1	22.9	0.1
Normalization for effect of recapitalization and initial public offering	63.7	131.3	108.5	131.3
Adjusted weighted average shares outstanding—basic and diluted	131.4	131.4	131.4	131.4
Reconciliation of Free Cash Flow

	Nine Months Ended September 30,
	2014	2013
Net cash provided by operating activities	$87.2	$134.9
Less: capital expenditures	23.3	36.3
Free Cash Flow	$63.9	$98.6

Reconciliation of Net Debt and Calculation of Net Leverage

	Pro Forma* September 30, 2014		September 30, 2014		December 31, 2013		September 30, 2013
Debt and capital lease obligations	$2,186.0		$2,739.0		$2,854.4		$2,901.7
Less:
Cash and cash equivalents	120.8		120.8		135.6		152.5
Compensating cash balance	13.9		13.9		25.9		29.1
Net Debt	2,051.3		2,604.3		2,692.9		2,720.1
LTM Adjusted EBITDA	450.0		448.3		418.5		407.6
Net Leverage	4.6	X	5.8	X	6.4	X	6.7	X
Reconciliation of LTM Adjusted EBITDA

	Twelve Months Ended
	September 30, 2014	December 31, 2013	September 30, 2013
Net income (loss)	$121.3	$14.1	$(16.1)
Interest expense, net of interest income	182.7	190.7	189.8
Income tax provision	44.1	8.4	4.9
Depreciation and amortization	131.0	130.0	130.1
Other adjustments:
Share-based compensation expense	0.6	0.6	0.7
Net foreign currency remeasurement (gain) loss from financing activities	(52.2)	38.0	45.3
Impairment charges	11.3	—	—
Gain on disposition of business	(11.1)	—	—
Loss on extinguishment of debt	—	2.0	23.3
Charges associated with executive departures	—	2.2	2.2
Charges associated with restructurings and other cost reduction initiatives	20.6	32.5	27.4
LTM Adjusted EBITDA	$448.3	$418.5	$407.6
Pro forma adjustments*:
Termination of Management Services Agreement	2.0
Expected increase in fees for Board of Directors	(0.3)
Pro forma LTM Adjusted EBITDA*	450.0

*
We completed our IPO on October 7, 2014 and received net proceeds of approximately $578 million, which will be used to redeem all of our outstanding Subordinated Notes and to repay a portion of the borrowings under our credit facilities. We also paid a dividend to VWR Holdings of $25.0 million on October 1, 2014, and we expect that our Adjusted EBITDA will increase following the termination of the Management Services Agreement, net of an expected increase in fees to the Board of Directors. Our presentation of pro forma Net Debt and Net Leverage reflect these items as if they had occurred on September 30, 2014, and our presentation of LTM Adjusted EBITDA reflects these items as if they had occurred on October 1, 2013.

Reconciliations of Comparable Operating Income

	Three Months Ended September 30,
			Change
Consolidated	2014	2013	Amount	%
Operating income	$92.6	$62.4	$30.2	48.4%
Less portion of operating income not comparable to prior period due to:
Changes in foreign currency exchange rates	(0.3)
Recent acquisitions	(0.9)
Other adjustments:
Gain on disposition of business	(11.1)	—
Restructuring charges	—	11.9
Comparable operating income	$80.3	$74.3	$6.0	8.1%

	Three Months Ended September 30,
			Change
Americas	2014	2013	Amount	%
Operating income	$50.1	$31.1	$19.0	61.1%
Less portion of operating income not comparable to prior period due to:
Changes in foreign currency exchange rates	(0.1)
Recent acquisitions	(0.5)
Other adjustments:
Gain on disposition of business	(11.1)	—
Restructuring charges	—	5.8
Comparable operating income	$38.4	$36.9	$1.5	4.1%

	Three Months Ended September 30,
			Change
EMEA-APAC	2014	2013	Amount	%
Operating income	$42.5	$31.3	$11.2	35.8%
Less portion of operating income not comparable to prior period due to:
Changes in foreign currency exchange rates	(0.2)
Recent acquisitions	(0.4)
Other adjustments:
Restructuring charges	—	6.1
Comparable operating income	$41.9	$37.4	$4.5	12.0%